[This Form of Restricted Stock Agreement is being used to evidence the restricted stock grants referred to in the response to Question 46. This form will not be used for any award grants pursuant to the Exchange Offer.]

                       FORM OF RESTRICTED STOCK AGREEMENT


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This Restricted Stock Agreement ("Agreement") is made as of the ____ day of
October, 2001, between Qwest Communications International Inc., a Delaware corporation (the "Company"), and ____________________ (the "Grantee").

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan (the "Plan"), the Company desires to grant shares of Common Stock, par value $0.01 per share, of the Company to the Grantee subject to the restrictions and on the terms and conditions specified below.

NOW THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS: CONFLICTS.

Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan. The terms and provisions of the Plan are incorporated herein by reference. Except as specifically otherwise provided herein, in the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control.

2.       GRANT OF RESTRICTED STOCK.

The Company hereby grants to the Grantee __________ shares (the "Shares") of the Common Stock (the "Restricted Stock"), effective as of ____________________, 2001 (the "Transfer Date"), with a value of $________ per Share on the Transfer Date. After the Grantee becomes the holder of record with respect to the Stock, the Grantee shall be treated as the beneficial owner of the Stock and shall have the right to receive all amounts, including cash and property of any kind, distributed with respect to the Stock.

2.       RESTRICTIONS.

The Grantee shall not sell, assign, transfer by gift or otherwise, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Shares for the period commencing on the Transfer Date and ending on the Expiration Date (as defined in Section 3 below), except as otherwise provided in
Section 3 or Section 4 or as otherwise permitted by this Agreement or the terms of the Plan.

If any transfer of Shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration therefor, such Shares from the owner thereof or his transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the


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

Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives Shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such Shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

3.       VESTING; LAPSE OF RESTRICTIONS.

Except as otherwise provided in this Agreement, the Shares of Restricted Stock shall vest in installments if the Grantee has been employed continuously by the Company from the Transfer Date through the dates specified in the following schedule:

                  -------------------------------------------
                   Date                           Vested
                                                  Percentage
                  -------------------------------------------

                  -------------------------------------------
                   __________, 2003               25%
                  -------------------------------------------
                   __________, 2004               25%
                  -------------------------------------------
                   __________, 2005               25%
                  -------------------------------------------
                   __________, 2006               25%
                  -------------------------------------------

The Restricted Stock shall be fully vested and this Agreement shall terminate on the last date set forth above (the "Expiration Date"). Shares that have become vested and as to which the restrictions have lapsed shall be referred to as Vested Shares. Shares that have not become vested and as to which the restrictions have not lapsed shall be referred to as Unvested Shares.

Notwithstanding the vesting schedule set forth above, the Unvested Shares will become Vested Shares in the event of the Grantee's death or Disability

After the restrictions have lapsed, the Grantee may sell, assign, transfer by gift or otherwise, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Vested Shares at the Grantee's discretion.

4.       CHANGE OF CONTROL.

         (a) For purposes of this Agreement, "change in control" shall have the meaning set forth in the Plan.

         (b) In the event there is both a change in control and a subsequent termination by the Company of the Grantee's employment with the Company for reasons other than cause, all Unvested Shares shall vest in full and become Vested Shares on the date of such termination.

         (c) For purposes of this Agreement, "cause" shall mean willful misconduct, a willful failure to perform the Grantee's duties, insubordination, theft, dishonesty, conviction of a felony or any other willful conduct that is materially detrimental to the Company or such other cause as the Board of Directors of the Company in good faith reasonably determines provides cause for the discharge of the Grantee.


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

5.       TERMINATION OF EMPLOYMENT; FORFEITURE OF UNVESTED SHARES.

In the event the Grantee's employment with the Company is terminated for any reason other than due to death or Disability, all Unvested Shares shall be forfeited and the Grantee shall immediately transfer and assign to the Company, without the requirement of consideration, all Unvested Shares, which shall promptly be tendered to the Company by the delivery of certificates, if any, for such Unvested Shares, duly endorsed in blank by the Grantee or the Grantee's representative or with stock powers attached thereto duly endorsed, at the Company's principal offices, all in form suitable for the transfer of such Shares to the Company without the payment of any consideration therefor by the Company. After the time at which any such Shares are required to be delivered to the Company for transfer to the Company, the Company shall not pay any dividend to the Grantee on account of such Shares or permit the Grantee to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

6.       ADJUSTMENT OF THE SHARES.

Upon the occurrence of an event described in Article IV of the Plan, the Shares shall be adjusted in accordance with Article IV.

7.       FORFEITURE OF UNVESTED SHARES.

Notwithstanding any other provision of this Agreement, if the Grantee engages in any activity in competition with any activity of the Company, or otherwise contrary or harmful to the interests of the Company, including but not limited to (i) conduct related to the Grantee's employment for which either criminal or civil penalties against the Grantee may be sought, (ii) violation of Company policies, including without limitation, the Company's insider trading policy,
(iii) accepting employment with or serving as a consultant, or advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company, (iv) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt, then this Agreement and all outstanding Unvested Shares shall become null and void and shall be forfeited and this Agreement and all outstanding Unvested Shares shall terminate effective the date on which the Grantee enters into such activity, unless the Agreement and outstanding Shares were terminated sooner by operation of another term or condition of this Agreement or the Plan.

8.       ENFORCEMENT OF RESTRICTIONS.

If a certificate or certificates representing Shares is issued, it shall bear the following legend:

         "The Shares of stock represented by this Certificate are subject to all of the terms of a Restricted Stock Agreement between Qwest Communications International Inc. and the registered owner of this


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

         Certificate (the "Agreement") and to the terms of the Qwest Communications International Inc. Equity Incentive Plan. Copies of the Agreement and the Plan are on file at the office of the Company. The Agreement, among other things, limits the right of the Owner to transfer the Shares represented hereby and provide in certain circumstances that all or a portion of the Shares must be returned to the Company."

The Company may, in its sole discretion, require the Grantee to keep the certificate, if any, representing the Shares, duly endorsed, in the custody of the Company while the Shares are subject to the restrictions contained in
Section 2. The Company may, in its sole discretion, require that the certificate, if any, representing the Shares, duly endorsed, be held in the custody of a third party while the Shares are subject to the restrictions contained in Section 2.

9.       TAX WITHHOLDING.

Upon the vesting of any portion of the Shares, the Grantee must make arrangement satisfactory to the Company to make payment to the Company of the amount required to be withheld under applicable federal, state and local income and other tax laws (collectively, "Withholding Taxes"). The Grantee may elect to pay such Withholding Taxes (a) in cash, (b) by selling a portion of the Vested Shares, or (c) as permitted by Section 17.2 of the Plan by having the Company withhold from the Vested Shares a number of shares having a value equal to the amount of the minimum required Withholding Taxes, or such lesser amount as the Grantee may elect. In such case, the value of the Shares to be withheld shall be based on the Fair Market Value (as defined in the Plan) of the Shares on the date the amount of the Withholding Taxes is determined (the "Tax Date"). The Grantee must make an irrevocable election of the manner of payment of the Withholding Taxes as provided in Section 17.2 of the Plan. If the Grantee has not made arrangements satisfactory to the Company to pay the Withholding Taxes, the Company shall withhold from the Vested Shares, a number of Shares having a value equal to the amount required to pay the minimum required Withholding Taxes. The value of the Shares to be withheld shall be calculated in the same manner as noted above.

10.      BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

11.      GOVERNING LAW.

This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware.

12.      HEADINGS.

Headings are for the convenience of the parties and are not deemed to be part of this Agreement.


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

13.      EXECUTION.

This Agreement is voidable by the Company if the Grantee does not execute the Agreement within thirty (30) days of execution by the Company.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth opposite their signatures to be effective as of the date and year first written above.

                                       QWEST COMMUNICATIONS INTERNATIONAL INC.



Date:                                  By:
      ---------------                     --------------------------------------


                                       GRANTEE:



Date:
      ---------------                     --------------------------------------


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